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                                                                    EXHIBIT 99.1

Contact Information:

COFFIN COMMUNICATIONS GROUP                   PMR CORPORATION
15300 Ventura Boulevard, Suite 303            501 Washington Street, 5th Floor
Sherman Oaks, CA  91403                       San Diego, CA 92103
(818) 789-0100                                (619) 610-4001
Crocker Coulson, Partner                      Mark Clein, CEO
crocker.coulson@coffincg.com                  Jean Dunn, Chief Financial Officer

FOR IMMEDIATE RELEASE

                PMR ANNOUNCES SPECIAL DIVIDEND OF $1.00 PER SHARE


SAN DIEGO, CA, DECEMBER 14, 2000 -- PMR Corporation (NasdaqNM:PMRP), a leader in the development of innovative market research solutions for the pharmaceutical and healthcare industries, today announced that it will issue a special dividend of $1.00 per share. The dividend will be payable on December 29, 2000 to shareholders of record as of December 21, 2000. There are approximately 7,100,000 shares outstanding.

"The Company is constantly evaluating its cash needs while focussing on building long-term shareholder value. The dividend payment reflects the Company's commitment to its shareholders to maximize their investment," said Mark Clein, CEO. "We are pleased with the progress of the InfoScriber subsidiary and we intend to continue to manage the development of the business so that we have sufficient resources to capitalize on this significant opportunity."

InfoScriber Corporation has developed a unique web-based platform that provides real-time longitudinal and physician reasoning database information products to the pharmaceutical and healthcare industry. PMR also manages programs and services for individuals with a serious mental illness.

This press release contains forward looking statements that involve risks and uncertainties, including the risk that the future financial impact from the development of InfoScriber and the sufficiency of PMR's financial resources for the expansion of this business will not be as expected; and the risks and uncertainties set forth in PMR's periodic reports and other filings with the Securities and Exchange Commission. Forward-looking statements reflect PMR's current views with respect to future events. Actual results may vary materially and adversely from those anticipated, believed, estimated or otherwise indicated.